Exhibit 99.1

Dr. Bogdan Dziurzynski Joins Anthera Pharmaceuticals Board of Directors

HAYWARD, Calif., March 5, 2012 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases including cardiovascular and autoimmune disorders, today announced that it has appointed Dr. Bogdan Dziurzynski to its board of directors.

“Bogdan’s extensive global regulatory expertise and broad industry experience will offer us a great perspective as we continue to navigate the evolving FDA regulatory landscape,” said Dr. Christopher S. Henney, Chairman of Anthera Pharmaceuticals. “His strategic guidance and insight will be invaluable as we continue to advance our late-stage clinical trials.”

Dr. Dziurzynski has a rich history of experience.  He currently serves as a strategic regulatory management consultant to the biotechnology industry and serves on the Board of Directors of Dendreon Corporation and the Biologics Consulting Group, Inc. Dr. Dziurzynski is a fellow and past chairman of the board and a past president of the Regulatory Affairs Professional Society. He also serves as an advisory board member of Integrated Biotherapeutics, Inc. From 1994 to 2001, Dr. Dziurzynski was the Senior Vice President of Regulatory Affairs and Quality Assurance for MedImmune, Inc., a biotechnology company. From 1988 to 1994, Dr. Dziurzynski was Vice President of Regulatory Affairs and Quality Assurance for Immunex Corporation, a biotechnology company. He has a B.A. in Psychology from Rutgers University, an M.B.A. from Seattle University and a Doctorate in Public Administration from the University of Southern California.

“I am pleased to join the Anthera board at such an important time for the company. I look forward to working with such an accomplished group,” commented Dr. Dziurzynski on his appointment.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2. Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator (BAFF) which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.